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    THIRD AMENDMENT TO LEASE AGREEMENT
    BETWEEN PARK CATTLE CO, LANDLORD AND
    HARVEYS CASINO RESORTS,
    FORMERLY KNOWN AS HARVEYS WAGON WHEEL, INC., TENANT



    This Third Amendment to Lease Agreement dated as of the 1st day of June, 1997 by and between PARK CATTLE CO. (the Landlord'), a Nevada corporation and HARVEYS CASINO RESORTS, formerly known as HARVEY'S WAGON WHEEL, INC. (the Tenant'), a Nevada corporation,

    WITNESSETH:

    1. On July 9, 1973, the Landlord and Tenant entered into a Lease Agreement (the Lease').

    2. On April 27, 1979, Landlord and Tenant entered into a Modification of the Lease (the First Amendment to Lease Agreement').

    3. On February 28, 1985, the Landlord and Tenant entered into a Second Amendment to Lease Agreement.

    4.   Tenant desires to extend the term of the Lease.

    5. Landlord is willing to extend the term of the Lease subject to certain terms and conditions.

    6. The Landlord and Tenant desire to amend the Lease, as amended, as is hereinafter set forth.

    NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants and conditions herein contained, Landlord and Tenant hereby agree as follows:
I.  Paragraph 2 of the Lease, as amended, is hereby amended to read as follows:

    The Term

    2. The term of this Lease shall be a period of seventy-two (72) years commencing April 1, 1973 and terminating March 31, 2045, subject to earlier termination as hereinafter set forth.
II. Paragraph 3 of the Lease, as amended, is hereby amended to read as follows:

    The Rent

    3. (a) Until December 1, 1997, the annual percentage rent for the Premises shall be a sum equal to three percent (3%) of Gross Gaming Winnings received and reported by the licensed operator of gaming on the property now known as Harveys Lake Tahoe Resort during each Lease Year subject to the minimum annual rent hereinafter provided. For the period December 1, 1997 through November 30, 1998, the annual percentage rent for the Premises shall be a sum which is the greater of three and twenty-five one-hundredths percent (3.25%) of Gross Gaming Winnings received and reported by the licensed operator of gaming on the property now known as Harveys Lake Tahoe Resort during each Lease Year, or two and fifteen one-hundredths percent (2.15%) of all Net Revenues received from the operation of the property now known as Harveys Lake Tahoe Resort during each Lease Year, subject to the minimum annual rent hereinafter provided. For the period December 1, 1998 through November 30, 1999, the annual percentage rent for the Premises shall be a sum which is the greater of three and thirty-five one-hundredths percent (3.35%) of the Gross Gaming Winnings received and reported by the licensed operator of gaming on the property now known as Harveys Lake Tahoe Resort during each Lease Year, or two and twenty-five one-hundredths percent (2.25%) of all Net Revenues received from the operation of the property now known as Harveys Lake Tahoe Resort during each Lease Year, subject to the minimum annual rent hereinafter provided. Commencing December 1, 1999 the annual percentage rent for the Premises shall be a sum which is the greater of three and fifty one-hundredths percent (3.50%) of Gross Gaming Winnings received and reported by the licensed operator of gaming on the property now known as Harveys Lake Tahoe Resort during each Lease Year, or two and thirty-five one-hundredths percent (2.35%) of all Net Revenues from the operation of the property now known as Harveys Lake Tahoe Resort during each Lease Year, subject to the minimum annual rent hereinafter provided. To the extent that the formula for calculating annual percentage rent changes during a Lease Year, the change in formula shall be applied to that portion of the Lease Year which occurs beginning on and after the date of the change.

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         (b)   The annual percentage rent shall be paid by Tenant to Landlord in four (4) quarterly installments within thirty (30) days of the close of each quarter of the Fiscal Year of Tenant. The monthly minimum rent payments, as hereinafter provided, made during each such quarter shall be credited against such quarterly rent payment.

         (c) For purposes of this Lease, the term Gross Gaming Winnings' means the total of all sums received as winnings, less only the total of all sums paid out as losses from all types of gaming conducted in or about the casino and hotel now known as Harveys Lake Tahoe Resort. Such gross winnings for each calendar quarter are now required by law to be reported to the Nevada Gaming Commission. For purposes of this Lease, the term Net Revenues' shall include all amounts received, whether by cash or credit, from the operation of all of the facilities on the Premises and the property now known as Harveys Lake Tahoe Resort, including, but not limited to, rooms, bars, restaurants, concessions and gaming, but excluding only Casino Promotional Allowance. For purposes of this Lease, Casino Promotional Allowance' means allowances consisting principally of the retail value of complimentary rooms, food, beverage, and other promotional allowances provided to customers without charge. Tenant shall keep or cause to be kept complete and accurate records and accounts of Net Revenues and Casino Promotional Allowance.

         (d) With each quarterly payment of rent Tenant shall cause to be delivered to Landlord an exact copy of all reports required by law to be made to any agency or department of government of the State of Nevada for the purpose of disclosing all revenue from the licensed gaming operations at the property now known as Harveys Lake Tahoe Resorts during such quarter. In addition, commencing December 1, 1997, with each quarterly payment of rent Tenant shall cause to be delivered to Landlord a statement of Net Revenues for the preceding calendar quarter and the amount of any authorized deduction therefrom. The statement shall be certified as correct by Tenant's independent accountants or by Tenant's chief financial officer.

         (e) Within thirty (30) days after the close of a Fiscal Year of Tenant, Landlord shall be furnished with a statement certified by Tenant's independent accountants or chief financial officer of the amount of the Gross Gaming Winnings and, in addition, commencing December 1, 1997, of Net Revenues for the Fiscal Year of Tenant just ended, together with an appropriate accounting setting forth the gross amount of percentage rental to which Landlord was entitled for the immediately preceding Fiscal Year of Tenant, the amounts paid to Landlord on account thereof and the resulting balance due Landlord or the amount of overpayment which Landlord has received in the event that payments on account exceeded the percentage rental for the preceding Fiscal Year of Tenant. Landlord will be paid any such balance due at the time of delivery of said certified statement, or, if there has been such an overpayment, the amount of said overpayment shall be credited against percentage rental obligations for the first or subsequent quarters of the following Fiscal Year of Tenant until such credit has been reduced to zero.

         (f) Landlord shall have the right, once with respect to each Fiscal Year of Tenant and not later than one (1) year after the end thereof, to cause an audit of the business of Tenant to be conducted at Harveys Lake Tahoe Resort by a certified public account of Landlord's selection, to verify the amount set forth in Tenant's statement of Gross Gaming Winnings and Net Revenues for such Fiscal Year. The records, books and accounts which maybe audited shall include, but not be limited to certified federal tax returns, sales tax returns, room tax returns, and such tax returns of all their subtenants with respect to the determination of Net Revenues'. All accounting records required to be kept shall be available for inspection and copying by Landlord or its authorized agents, attorneys or accountants at all reasonable times and places during the term of this Lease. If a statement of Net Revenues made by Tenant shall be found to be in error such that Tenant has underpaid annual percentage rent for the Fiscal Year of Tenant audited by an amount exceeding two percent (2%) of the percentage for such Fiscal Year of Tenant, Tenant shall immediately pay within five (5) working days the additional amount of percentage rent owed plus the cost of the audit. In all other events the cost of the audit shall be paid solely by Landlord. Tenant agrees to keep and maintain, at its offices, intact for a period of one (1) year after the end of each Fiscal Year of Tenant all of the records, books, accounts and other data which are regularly kept by Tenant in the ordinary course of its business to establish Tenant's Net Revenues and Casino Promotional Allowances.

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         (g)  If any new federal, state or county tax or license fee is imposed by law on gaming income, games or gaming devices at said Harveys Lake Tahoe Resort, or the rate or amount of any existing tax or license fee thereon is increased by the amendment of an act, statute or ordinance, the aggregate dollar amount resulting from such new or increased tax or license fee shall be subtracted from the Gross Gaming Winnings before calculating the percentage rent called for by subparagraph 3(a) above.

         (h) During the term hereof Tenant shall cause to be placed, and remain on file with the Nevada State Gaming Control Board and the Nevada Gaming Commission or any successor agency a continuing written consent and authorization from the licensee at Harveys Lake Tahoe Resort by which a representative of Landlord may during business hours examine and copy all reports and return showing the gross winnings or gross revenue from gaming licensed and conducted at Harveys Lake Tahoe Resort. The requirements of this subparagraph are a condition to this Lease. Such requirements must be met irrespective of who may be the licensee at Harveys Lake Tahoe Resort.

         (i) As noted in subparagraph 3(a) above, Tenant shall pay Landlord a minimum annual rent of Five Hundred Fourteen Thousand Two Hundred Dollars ($514,200.00) for the Premises, and such minimum annual rent shall be paid in twelve (12) installments of Forty-Two Thousand Eight Hundred Fifty Dollars ($42,850.00) on the first day of each month of the Lease Year. Such minimum annual rent payments shall be credited against the quarterly percentage rent payment required by subparagraph 3(a) and (b) and they shall be modified as hereinafter provided.

         (j) The minimum annual rent shall be adjusted on each anniversary date of this Lease to reflect any change of one point or more, up or down, in the Consumer Price Index for all items' in San Francisco, California, compiled and published by the United States Department of Labor or any successor agency. Such Index for the quarter ending March 31, 1973, is 128.7, and that shall be the base for the calculations required by this subparagraph. The first adjustment in the minimum annual rent to be made because of a change in the Index shall be calculated, if the facts so require, as soon as the all items' Index figure for San Francisco for the period ending March 31, 1973, becomes available, and shall be applicable to the installment of rent due April 1, 1974, and to each successive installment of minimum rent until changed pursuant to this subparagraph.

         (k) In the event that the Bureau of Labor Statistics shall change the cycle for publication of the Consumer Price Index so that no Index number is published for the month of March, then the Index for the nearest month before the month of March shall be substituted. If the manner in which the Consumer Price Index is determined by the Bureau of Labor Statistics shall be substantially revised, an adjustment shall be made in such revised index which would produce the results equivalent, as nearly possible, to those which would have been obtained if the Consumer Price Index had not been so revised. If the 1967 average shall no longer be used as an index of 100, such change shall constitute a substantial revision. If the Consumer Price Index shall become unavailable to the public because publication is discontinued, or otherwise, a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency or, if no such index shall be available, then a comparable index published by a major bank or other financial institution or by a university or a recognized financial publication shall be used to calculate the rental increases required by this Article.

         (l) For the purposes of this Lease, the term Lease Year' means the period beginning on the Commencement Date and ending March 31, 1974, and each twelve (12) month period thereafter.

         (m) For the purposes of this Lease, the term Fiscal Year of Tenant' shall mean the period December 1 of a year to November 30 of the following year.

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III.     Paragraph 10 of the Lease, as amended, is hereby amended to read as follows:

    Assignment and Subletting

         Section 10.1. Tenant shall not assign this Lease, or any interest therein, and shall not sublet the Premises or any part thereof, or any right or privilege appurtenant thereof, or suffer any other person (the agents and servants of Tenant excepted) to occupy or use the Premises, or any portion thereof, without the written consent of Landlord first had and obtained. A consent to one assignment, subletting, occupation or use by any other person shall not be deemed to be a consent to any subsequent assignment, subletting, occupation or use by another person. Any such assignment or subletting without such consent shall be void, and shall be an event of default. This Lease shall not, nor shall any interest therein, be assignable, as to the interest of Tenant, by operation of law, without the written consent of Landlord.

         Section 10.2. The consent of the Landlord required under Section 10.1 above, may not be unreasonably withheld. Landlord may withhold or condition the consent required under Section 10.1 on Tenant remaining obligated to pay the rent and to perform all other obligations to be performed by the Tenant hereunder for any of the following reasons, which list is not exclusive, and such withholding or conditioning of consent shall be deemed to be reasonable:

              (a) Lack of experience operating a hotel/gaming facility comparable to Harveys Lakee Tahoe Resort by the proposed sublessee or assignee; or

              (b) Financial inadequacy or general business history or experience of the proposed sublessee or assignee.

         Section 10.3. Notwithstanding the foregoing, the following conditions shall apply to any proposed assignment or sublease hereunder:

              (a) Each and every covenant, condition, or obligation imposed upon Tenant by this Lease and each and every right, remedy or benefit afforded Landlord by this Lease shall not be impaired or diminished as a result of such assignment or sublease.

              (b) The sale, lease, transfer, conveyance, or other disposition, in one or a series of related transactions of Harveys Lake Tahoe Resort and the liquidation or dissolution of Harveys Casino Resorts each shall be deemed an assignment within this paragraph 10.


              (c) The acceptance of rent by Landlord from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any assignment or subletting.

              (d) Tenant shall have the right without the consent of Landlord but upon prior written notice to Landlord, to assign this Lease to a company incorporated or to be incorporated by Tenant provided that Tenant owns or beneficially controls all of the issued and outstanding shares of the capital stock of the company (the Subsidiary Company'). Such assignment shall not, however, relieve Tenant from its obligation for the payment of rent and for the full and faithful observance and performance of the covenants, terms and conditions contained herein. If at any time after such an assignment there is any Change of Control of the Subsidiary Company, such Change of Control shall constitute an assignment subject to the provisions of this Paragraph 10. A Change of Control shall occur whenever Tenant does not own or beneficially control all of the issued and outstanding shares of the Subsidiary Company.

              (e) No permitted assignment or sublease shall be valid and no assignee or sublessee shall take possession of the Premises assigned or sublet unless, within ten (10) days after the execution thereof, Tenant shall deliver to Landlord a duly executed duplicate original of such assignment or sublease in form satisfactory to Landlord which provides (1) the assignee or sublessee assumes Tenant's

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obligation for the payment of rent and for the full and faithful observance and performance of the covenants, terms and conditions contained herein, and (2) that such assignee or sublessee will, at Landlord's election, attorn directly to Landlord in the event Tenant's lease is terminated for any reason, and (3) such assignment of sublease contains such other assurance as Landlord reasonably deems necessary.

IV. The Lease, as amended, is hereby amended by adding a new paragraph 20 as follows:

    Agreement to Enter Into Restated Lease Agreement

              20. The parties hereto agree to prepare and enter into a Restated Lease Agreement incorporating and to the extent necessary, clarifying all of the terms and provisions of the Lease as amended.

V. Except as specifically modified herein, the Lease dated July 9, 1973, as modified April 27, 1979, and February 28, 1985, shall remain in full force and effect and the parties shall be bound by all the terms and conditions thereof.

    IN WITNESS WHEREOF, the Landlord and Tenant have executed this Third Amendment to Lease Agreement dated this 1st day of June, 1997.

LANDLORD:                         TENANT:

PARK CATTLE CO.                   HARVEYS CASINO RESORTS
                                       formerly knows as HARVEYS
By  Bruce Park                    WAGON WHEEL, INC.
Its President                     By  Charles W. Scharer
                                                      Its Chairman, President &
CEO